EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Nov. 02, 2022

Darling Ingredients Inc. to Acquire Polish Rendering Company Miropasz

IRVING, TX, Nov. 02, 2022 – Darling Ingredients Inc. (NYSE: DAR) the world’s leading company turning food waste into sustainable products and producer of renewable energy, today announced it has entered into a definitive agreement to purchase Polish rendering company, Miropasz Group for approximately €110 million Euros, subject to post-closing adjustments. Miropasz processes approximately 250,000 metric tons annually through three poultry rendering plants in southeast Poland (Mirowice, Pszcaonow and Krasnystaw), and has approximately 225 employees.

“As the number one poultry producer in Europe, Poland plays a significant role in feeding the world,” said Randall C. Stuewe, Chairman and Chief Executive Officer, Darling Ingredients. “We believe meat production in Poland will continue to grow, and this acquisition provides a nice bolt-on to Darling’s existing three plants in central and western Poland and once again displays our commitment toward building out our global supply for low-carbon feedstocks.”

The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2023.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning edible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates more than 270 plants in 17 countries and repurposes approximately 15% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 545-7115; jillian.fleming@darlingii.com